Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated July 26, 2019 (except for the last paragraph of Note 8, as to which the date is October 15, 2019), with respect to the combined financial statements of Phathom Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-234020) and related Prospectus of Phathom Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

October 24, 2019